Exhibit 5.1

DLA Piper US LLP The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

February 21, 2008

RAIT FINANCIAL TRUST

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the sale and issuance by the Company of up to 10,000,000 common shares (the “Shares”) of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”), pursuant to the Registration Statement on Form S-3 (No. 333-            ) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the offering by the Company of Common Shares through the Company’s Dividend Reinvestment and Share Purchase Plan (the “DRIP”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement in the form in which it will be transmitted to the Commission under the Act;

2. The Declaration of Trust of the Company, as amended, corrected and supplemented to date (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

4. Resolutions of the Board of Trustees of the Company (the “Board of Trustees”), relating to the filing of the Registration Statement and the registration, sale and issuance of the Shares (the “Trustees’ Resolutions”), certified as of the date hereof by the Secretary of the Company;

RAIT FINANCIAL TRUST

February 21, 2008

5. The DRIP, certified as of the date hereof by the Secretary of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7. A certificate executed by the Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Declaration of Trust.

6. The issuance, sale, amount and terms of the Shares to be offered from time to time by the Company will be authorized and determined by proper action of the Board of Trustees (or where permitted, a committee thereof) (each, a “Board Action”) in accordance with the Declaration of Trust, the Bylaws, the Trustees’ Resolutions and applicable law, in each case so as not to result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or government or regulatory body having jurisdiction over the Company.

RAIT FINANCIAL TRUST

February 21, 2008

7. Prior to the issuance of any Shares, there will exist, under the Declaration of Trust, the requisite number of authorized but unissued Common Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. Upon due authorization by Board Action of an issuance of Shares, and upon issuance and delivery of such Shares against payment therefor in accordance with the terms and provisions of such Board Action, the Registration Statement and the DRIP, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Opinions”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper US LLP